                                                   Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: December 17, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary & Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES THE ACQUISITION OF PYRAMID CONTROLS, INC.

PITTSBURGH, PA, December 17, 2012 -- Matthews International Corporation (NASDAQ GSM: MATW) today announced that the Company has acquired Pyramid Controls, Inc. and its affiliate, Pyramid Control Systems (collectively, “Pyramid”).  Pyramid, which is located in Cincinnati, Ohio, is a provider of warehouse control systems and conveyor control solutions for distribution centers.  The acquisition is designed to expand Matthews' fulfillment products and services in the warehouse management market.  Pyramid reported sales of $18 million in calendar 2011 and has approximately 50 employees.  Terms of the acquisition were not immediately disclosed.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated:  “Pyramid provides warehouse control systems that can be integrated with our order picking software and other solutions.  As a result, our Marking and Fulfillment Systems segment will now be able to provide a comprehensive software solution for order fulfillment.  When coupled with our present suite of technological and hardware products, Matthews will be capable of handling the automation for a wide spectrum of warehouse/distribution center requirements."

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

    Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.